EXHIBIT 99.1 News Release Contact: A. Davin D’Ambrosio Vice President & Treasurer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Elects Michael A. Stivala, President and Chief Executive Officer,

to its Board of Supervisors

Whippany, New Jersey, November 13, 2014 — Suburban Propane Partners, L.P. (NYSE:SPH)(the “Partnership”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that, at its regular meeting held on November 12, 2014, the Partnership’s Board of Supervisors unanimously elected Michael A. Stivala, its President and Chief Executive Officer, to the Board to fill the vacancy created when Michael J. Dunn, Jr., former Chief Executive Officer of the Partnership, retired on September 27, 2014.

Mr. Stivala was elected for a term due to expire at the next Tri-Annual Meeting of Unitholders of the Partnership, currently scheduled for Spring 2015. At that meeting, all members of the Board of Supervisors will be subject to election by the Partnership’s Common Unitholders.

Suburban Propane Partners, L.P. is a publically traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 710 locations in 41states.

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